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SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8K

CURRENT REPORT Date of Report (Date of earliest event reported) MAY 21, 2001 GOLD CHAIN MINING COMPANY, INC. (Exact name of registrant as specified in its charter) UTAH 1-1767 87-0267213 ----- ------ ---------- (State or other jurisdiction (Commission (IRS Employer of incorporation) File Number) Identification No.) 44 West Broadway, Suite 704, Salt Lake City UT 84101 ---------------------------------------------------- (Address of principle executive offices) Registrant's telephone number, including area code 801-355-6044 ------------ N/A --- (Former name or former address, if changed since last report)

ITEM 4. CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANTS

(a) On Monday, May 21, 2001, the Registrant notified Robison, Hill and Co. that it will not be engaged to audit the Registrant's financial statements for the year ending December 31, 2001. The principal accountant's report on the financial statements for either of the past two years has contained no adverse opinion or disclaimer of opinion, nor was modified as to uncertainty, audit scope, or accounting principles. The decision to change accountants was approved by the board of directors or an audit or similar committee of the board of directors. There were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the former accountant's satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. A copy of the accountant's letter to the Commission is filed as an Exhibit to this report on Form 8-K. The Registrant has complied with the requirements of Item 304(a)(3) of Regulation SB with regard to providing the former accountant with a copy of the disclosure it is making in response to this Item and has requested the former accountant to furnish a letter addressed to the Commission stating whether it agrees with the statements made by the Issuer and, if not, stating the respects in which it does not agree. (b)

         On January 15, 2001 the Registrant engaged the accounting firm Andersen, Andersen and Strong, L.C.. During the year ended December 31, 2000 the Company did not consult with Andersen, Andersen and Strong, L.C.: (I) the application of accounting principles to a specified transaction; (ii) the type of opinion that might be rendered on the Company’s Financial Statements; or (iii) any matter that was the subject of a disagreement with the Registrant’s former accountant or a reportable event (as contemplated by Item 304 of Regulation SB).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLD CHAIN MINING COMPANY, INC. Date: May 28,2001 By: /s/ Spenst Hansen ----------------- SPENST HANSEN, ITS PRESIDENT AND C.E.O. Item 7. Financial Statements and Exhibits Exhibit 16: Letter re. Change in Certifying Accountants. [ROBISON HILL LOGO] ROBISON HILL AND COMPANY 1366 East Murray-Holladay Road Salt Lake City Utah 84117-5050 Securities and Exchange Commission Washington, D.C. 20 549 Re: Form 8K date May 21, 2001 and Description of Change of Accountants. Gentlemen:

          Robison,Hill and Co. Has reviewed Item 4. Changes in Registrant’s Certifying Accountants as contained in the above referenced Form 8-K and does Not disagree with the statements made therein.

Very truly yours, /s/ Robison Hill and Co.

Certified Public Accountants Salt Lake City May 21, 2001.